Execution Version

THE WAAT CORP.

May 16, 2006

Mr. Adi McAbian
c/o The WAAT Corp.
14242 Ventura Blvd, 3rd Floor
Sherman Oaks, California 91423

Dear Adi:

The purpose of this letter (the “Letter Agreement”) is to acknowledge and set forth the terms and conditions of your employment with The WAAT Corp., a California corporation (the “Company”).

1. Duties and Responsibilities. During the Employment Term, you will serve as the Managing Director of the Company or in such other position as determined by the Chief Executive Officer of the Company from time to time. You will report to the Chief Executive Officer of the Company (or its designee). You will have such duties and responsibilities that are commensurate with your position and such other duties and responsibilities as are from time to time assigned to you by the Chief Executive Officer (or its designee).. During the Employment Term, you will devote your full business time, energy and skill to the performance of your duties and responsibilities hereunder, provided the foregoing shall not prevent you from (i) serving on the board of directors of non-profit organizations and, with the prior written approval of the Board, other companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs and (iii) managing your and your family’s passive personal investments; provided such activities in the aggregate do not interfere or conflict with your duties hereunder or create a potential business conflict.

2. Employment Term. The term of your employment under this Letter Agreement (the “Employment Term”) will be for a term commencing on the date first written above (the “Effective Date”) and, unless terminated earlier as provided in paragraph 6 hereof or extended by mutual consent of you and the Company on terms at least as favorable as those in the final year of the Employment Term, ending on the third anniversary of the Effective Date.

3. Base Salary. During the Employment Term, the Company will pay you a base salary at the rate of $300,000 per year, in accordance with the usual payroll practices of the Company. Your Base Salary shall be subject to annual review by the Board and may be increased, but not decreased, from time to time by the Board; provided, however, that, commencing January 1, 2007, you shall receive a minimum annual increase in Base Salary equal to the lesser of 5% or the percentage equal to the increase, if any, in the Consumer Price Index measured for the 12 month period immediately preceding the effective date of the increase. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Letter Agreement. For purposes of this paragraph 3, “Consumer Price Index” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Works (1982 - 1984 = 100) for the Los Angeles Metropolitan area published by the United States Department of Labor, Bureau of Statistics.

Mr. Adi McAbian

4. Annual Bonus. You will be eligible to receive an annual target cash bonus of up to 35% of Base Salary, if earned, determined by the Board (the “Bonus”). Such bonus will be based upon the achievement of performance goals set by the Board (or a committee thereof), including, without limitation, the operating results of the Company and your individual performance, as determined by the Board in its sole discretion.

5. Benefits and Fringes.

(a) General. During the Employment Term, you will be entitled to such benefits and fringes, if any, as are generally provided from time to time by the Company to its employees at a level commensurate with your position, subject to the satisfaction of any eligibility requirements.

(b) Vacation. You will also be entitled to annual paid vacation in accordance with the Company’s vacation policies in effect from time to time, but in no event less than four weeks per calendar year (as prorated for partial years), which vacation may be taken at such times as you elect with due regard to the needs of the Company.

(c) Reimbursement of Business and Entertainment Expenses; Travel. Upon presentation of appropriate documentation, you will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of your duties and responsibilities hereunder. If you travel on business of the Company, you will be reimbursed for the cost of airfare (business class airfare or other airfare class comparable in cost to business class airfare on all flights scheduled to have a flight time of three or more hours) and the reasonable cost of business class lodging accommodations, as well as for your reasonable and necessary out-of-pocket expenses incurred in connection therewith, in accordance with the Company’s policies.

(d) Automobile Allowance. During the Employment Term, you will receive an automobile allowance in the amount of $600 per month.

6. Termination of Employment. Your employment and the Employment Term will terminate on the first of the following to occur:

Mr. Adi McAbian

(a) Disability. Upon written notice by the Company to you of termination due to Disability, while you remain Disabled. For purposes of this Letter Agreement, “Disability” will be defined as your inability to perform your material duties hereunder due to a physical or mental injury, infirmity or incapacity for a continuous period of not less than 90 days (including weekends and holidays) or for 180 days (including weekends and holidays) in any 365-day period.

(b) Death. Automatically on the date of your death.

(c) Cause. Immediately upon written notice by the Company to you of a termination for Cause. For purposes of this Letter Agreement, “Cause” will mean:

(1) your willful misconduct which, in the good faith judgment of the Board, has a material negative impact on the Company (either economically or on its reputation);

(2) your indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony (or equivalent outside of the United States) or any crime involving fraud, dishonesty or moral turpitude;

(3) your failure to perform your duties, which failure is not remedied within 20 days of written notice from the Board specifying the details thereof;

(4) your failure to follow the legal direction of the Board after written notice from the Board specifying the details thereof; and

(5) any other material breach of this Letter Agreement by you that is not remedied within 20 days of written notice from the Board specifying the details thereof.

(d) Without Cause. Upon 30 days’ prior written notice by the Company to you of an involuntary termination without Cause, other than for death or Disability;

(e) Good Reason. Upon written notice by you to the Company of a termination for Good Reason, unless such events are corrected in all material respects by the Company within 20 days following your written notification to the Company for one of the reasons set forth below. “Good Reason” will mean, withbut your express written consent, any reduction of, or failure to timely pay, your Base Salary or any material breach of paragraphs 4 or 5 of this Letter Agreement. Good Reason will cease to exist for an event on the 90th day following its occurrence, unless you have given the Company written notice thereof prior to such date.

Mr. Adi McAbian

(f) Expiration of Employment Term. Upon the end of the Employment Term.

7. Compensation Upon Termination.

(a) Disability; Death; Cause. If your employment terminates on account of your Disability or your death or if the Company terminates you for Cause, the Company will pay or provide to you (i) any unpaid Base Salary through the date of termination; (ii) other than if the Company terminates your employment for Cause, any Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; (iv) any accrued but unused vacation time in accordance with Company policy; and (v) all other payments, benefits or fringe benefits to which you may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Letter Agreement (collectively items (i) through (v) shall be hereafter referred to as “Accrued Benefits”)

(b) Termination Without Cause or For Good Reason. If your employment by the Company is terminated by the Company without Cause or by you for Good Reason, the Company will pay or provide you with (x) any Accrued Benefits; and (y) subject to your compliance with the obligations in paragraphs 8 and 9 hereof: (1) continued payment of your base salary (but not as an employee) in accordance with the usual payroll practices of the Company for the greater of (A) a period equal to the period between the date of termination and the end of the Employment Term or (B) a period equal to three months following such termination (the “Severance Period”); (2) at the time bonuses are typically paid to employees, a pro-rata portion of the Bonus for the fiscal year in which your termination occurs based on actual results for the plan year (determined by multiplying the amount of the Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that you are employed by the Company and the denominator of which is 365); (3) subject to (A) your timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”) and (B) your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), to the extent permitted under applicable law and the terms of such plan, continued participation during the Severance Period in the Company’s group health plan which covers you as of the date of termination at the Company’s expense (other than the aforementioned premiums), provided that you are eligible and remain eligible for COBRA coverage; provided, however, that in the event that you obtain other employment that offers substantially similar or improved group health benefits, such continuation of coverage by the Company under this sub-paragraph shall immediately cease; and (4) immediate vesting and exercisability of 50% of all outstanding stock options to purchase shares of the Company’s common stock. Payments or benefits provided in this paragraph 7(b) shall be in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of the Company.

Mr. Adi McAbian

(c) Expiration of Employment Term. If the Employment Term ends at the third anniversary of the Effective Date and you do not continue as an employee beyond such time, the Company will pay or provide you with (x) any Accrued Benefits; and (y) subject to your compliance with the obligations in paragraphs 8 and 9 hereof: (1) continued payment of your base salary (but not as an employee) in accordance with the usual payroll practices of the Company for a period equal to three months following such termination; and (2) the benefits provided in paragraph 7(b)(3) for a period of three months.

8. Release; No Set-Off; No Mitigation.

(a) Any and all amounts payable and benefits or additional rights provided pursuant to this Letter Agreement beyond Accrued Benefits shall only be payable if you deliver to the Company and do not revoke a general release of all claims related to the Company, its affiliates, and their respective past, present and future employees, officers, trustees, agents and representatives in a form substantially in the form of Exhibit A hereto and mutually agreed upon by you and the Company.

(b) The Company’s obligation to make any payment provided for in this Letter Agreement shall not be subject set-off, counterclaim or recoupment of amounts owed by you to the Company or its affiliates.

(c) In no event shall you be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Letter Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by you as a result of employment by another employer (other than as provided in paragraph 7(b)(y)(3)).

Mr. Adi McAbian

9. Restrictive Covenants.

(a) Non-Competition. During the Employment Term, you will not, directly or indirectly, without the prior written consent of the Company, enter into Competition with the Company or any of its affiliates (the “Employer”). “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever in a business in the field of business that the Employer is engaged in as of the date of your termination of employment with the Company or is actively planning to engage in as of the date of your termination of employment with the Company.

(b) Confidentiality. During the Employment Term and thereafter, you will hold in a fiduciary capacity for the benefit of the Employer all secret or confidential information, knowledge or data relating to the Employer, and their respective businesses, which will have been obtained by you during your employment by the Company and which will not be or become public knowledge (other than by acts by you or your representatives in violation of this Letter Agreement). You will not, except as may be required to perform your duties hereunder or as may otherwise be required by law or legal process, without limitation in time or until such information will have become public or known in the Employer’s industry (other than by acts by you or your representatives in violation of this Letter Agreement), communicate or divulge to others or use, whether directly or indirectly, any such information, knowledge or data regarding the Employer, and their respective businesses.

(c) Non-Solicitation of Customers. During the Employment Term and for the twelve-month period following your termination of employment for any reason (the “Restricted Period”), you will not, directly or indirectly, influence or attempt to influence customers or suppliers of the Employer to divert their business to any competitor of the Employer.

(d) Non-Solicitation of Employees. You recognize that you possess and will possess confidential information about other employees of the Employer relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Employer. You recognize that the information you possess and will possess about these other employees is not generally known, is of substantial value to the Employer in developing its business and in securing and retaining customers, and has been and will be acquired by you because of your business position with the Employer. You agree that, during the Restricted Period, you will not, directly or indirectly, solicit or recruit any employee of the Employer for the purpose of being employed by you or by any competitor of the Employer on whose behalf you are acting as an agent, representative or employee and that you will not convey any such confidential information or trade secrets about other employees of the Employer to any other person.

Mr. Adi McAbian

(e) Non-Disparagement. You shall not, or induce others to, Disparage the Employer or any of their past and present officers, directors, employees or products. “Disparage” shall mean making comments or statements to the press, the Employer’s employees or any individual or entity with whom the Employer has a business relationship which would adversely affect in any manner: (i) the conduct of the business of the Employer (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Employer, or any of their products, or their past or present officers, directors or employees.

(f) Cooperation. Upon the receipt of notice from the Company (including outside counsel), you agree that during the Employment Term and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Employer and its representatives in defense of any claims that may be made against the Employer, and will assist the Employer in the prosecution of any claims that may be made by the Employer, to the extent that such claims may relate to the period of your employment with the Company (or any predecessor). You agree to promptly inform in the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Employer. You also agree to promptly inform the Company (to the extent you are legally permitted to do so) if you are asked to assist in any investigation of the Employer (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Employer with respect to such investigation, and will not do so unless legally required.

(g) Injunctive Relief. It is further expressly agreed that the Employer will or would suffer irreparable injury if you were to violate the provisions of this paragraph 9 and that the Employer would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and you further consent and stipulate to the entry of such injunctive relief in such court prohibiting you from violating the provisions of this paragraph 9.

(h) Survival of Provisions. The obligations contained in this paragraph 9 will survive the termination of your employment with the Company and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this paragraph 9 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

10. Representations. You represent and warrant that your execution and delivery of this Letter Agreement and your performing the contemplated services does not and will not conflict with or result in any breach or default under any agreement, contract or arrangement which you are a party to or violate any other legal restriction. You further represent and warrant that you have been advised by the Company to consult independent legal counsel of your choice before signing this Letter Agreement.

Mr. Adi McAbian

11. Assignment. Notwithstanding anything else herein, this Letter Agreement is personal to you and neither the Letter Agreement nor any rights hereunder may be assigned by you. The Company may assign the Letter Agreement to an affiliate or to any acquiror of all or substantially all of the assets of the Company. This Letter Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

12. Arbitration. You agree that all disputes and controversies arising under or in connection with this Letter Agreement, other than seeking injunctive or other equitable relief under paragraph 9(g), will be settled by arbitration conducted before one (1) arbitrator mutually agreed to by the Company and you, sitting in Los Angeles, California or such other location agreed to by you and the Company, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect; provided, however, that if the Company and you are unable to agree on a single arbitrator within 30 days of the demand by another party for arbitration, an arbitrator will be designated by the Los Angeles Office of the American Arbitration Association. The determination of the arbitrator will be final and binding on you and the Employer. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party will bear their own expenses of such arbitration.

13. Indemnification. The Company hereby agrees to indemnify you and hold you harmless to the extent provided under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the your good faith performance of his duties and obligations with the Company. This obligation shall survive the termination of your employment with the Company.

14. Liability Insurance. The Company shall cover you under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

15. Withholding Taxes. The Company may withhold from any and all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.

16. Governing Law. This Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of California, without reference to rules relating to conflicts of laws.

Mr. Adi McAbian

17. Entire Agreement; Amendments. This Letter Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supercede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No amendments, alterations or modifications of this Letter Agreement will be valid unless made in writing and signed by the parties hereto.

18. Notice. Any notice or other communication required or permitted to be given under this Agreement (a “Notice”) shall be in writing and delivered in person, by facsimile transmission (with a Notice contemporaneously given by another method specified in this paragraph 18), by overnight courier service or by postage prepaid mail with a return receipt requested, at the following locations (or to such other address as either party may have furnished to the other in writing by like Notice. All such Notices shall only be duly given and effective upon receipt (or refusal of receipt).

If to the Executive:

At the address (or to the facsimile number) shown
on the records of the Company

If to the Company:

The WAAT Corp.
14242 Ventura Blvd, 3rd Floor
Sherman Oaks, California 91423
Attention: Chief Executive Officer

We hope that you find the foregoing terms and conditions acceptable. You may indicate your agreement with the terms and conditions set forth in this Letter Agreement by signing the enclosed duplicate original of this Letter Agreement and returning it to me.

Mr. Adi McAbian

We look forward to your continued employment with the Company.

Very truly yours,

THE WAAT CORP.
By:	/s/ Ian Aaron
Name:	Ian Aaron
Title:	Chief Executive Officer

Accepted and Agreed:

/s/ Adi McAbian
Adi McAbian

Exhibit A

Form of Release

To:      The WAAT Corp.
    14242 Ventura Blvd, 3rd Floor
    Sherman Oaks, California 91423
    Attention: Chief Executive Officer

1. Termination. (a) I hereby acknowledge that my employment with The WAAT Corp. (“WAAT”) will terminate on ____________, ____(the “Termination Date”) pursuant to provisions of paragraph 6 of my employment letter agreement dated as of May __, 2006 with WAAT (the “Letter Agreement”), that WAAT will not have an obligation to rehire me or to consider me for reemployment after the Termination Date and that my employment with WAAT is permanently and irrevocably severed.

(b) I hereby confirm my resignation from my position as Chief Executive Officer of WAAT and that I will not be eligible for any benefits or compensation after the Termination Date, other than as specifically provided hereunder and in paragraph 7 of the Letter Agreement. In addition, effective as of the Termination Date, I hereby resign from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, WAAT or any of its affiliates or any benefit plans of WAAT or any of its affiliates. These resignations will become irrevocable on the Effective Date of this Agreement, as defined in paragraph 7 below.

(c) I further acknowledge and agree that, after the Termination Date, I will not represent myself as being a director, employee, officer, trustee, agent or representative of WAAT for any purpose and will not make any public statements relating to WAAT and in no event will I make any statements as an agent or representative of WAAT.

2. Consideration. I acknowledge that this General Release is being executed in accordance with paragraph 8 of the Letter Agreement.

3. General Release. (a) For and in consideration of the payments to be made and the promises set forth in the Letter Agreement, I, for myself and for my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as “Releasors”), hereby forever release, waive and discharge WAAT and its shareholders, representatives, affiliates and subsidiaries, employee benefit and/or pension plans or funds, insurers, successors and assigns, and all of its or their past, present and/or future officers, trustees, agents, attorneys, employees, fiduciaries, trustees, administrators and assigns when acting as agents for WAAT (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have, or hereafter may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter up to and including the date of my execution of this General Release, including without limitation, those in connection with, or in any way related to or arising out of, my employment, service as a director, service as a trustee, service as a fiduciary or termination of any of the foregoing with WAAT or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with WAAT or other claims.

(b) Without limiting the generality of the foregoing, this General Release is intended and will release the Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Releasees including, but not limited to, (i) any claim of discrimination or retaliation under the Age Discrimination in Employment Act (“ADEA”) 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Family and Medical Leave Act; (ii) any claim under the California Fair Employment Act, the California Labor Code, the California Family Rights Act, the California Pregnancy Disability Leave Law or the California Continuation Benefits Replacement Act; (iii) any other claim (whether based on federal, state or local law or ordinance statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorney’s fees, costs, disbursements and the like.

(c) I agree that I will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by paragraph 3(a) or (b) above, including, without limitation, any source or proceeding involving any person or entity, the United States Equal Employment Opportunity Commission or other similar federal or state agency. Except as otherwise required by law, I further agree that I will not, at any time hereafter, commence, maintain, prosecute, participate in as a party, permit to be filed by any other person on my behalf (to the extent it is within my control or permitted by law), or assist in the commencement or prosecution of as an advisor, witness (unless compelled by legal process or court order) or otherwise, any action or proceeding of any kind, judicial or administrative (on my own behalf, on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) in any court, agency, investigative or administrative body against any Releasee with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or any other matter up to and including the date of my execution of this General Release which I released pursuant to paragraph 3(a) or (b) above. I further represent that, as of the date I sign this General Release, I have not taken any action encompassed by this paragraph 3(c). If, notwithstanding the foregoing promises, I violate this paragraph 3(c), I will indemnify and hold harmless Releasees from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities and attorneys’ fees and other expenses which result from, or are incidents to, such violation. Notwithstanding anything herein to the contrary, this paragraph 3(c) will not apply to any claims that I may have under the ADEA and will not apply to the portion of the release provided for in paragraph 3(a) or (b) relating to the ADEA.

(d) The sole matters to which the release and covenants in this paragraph 3 do not apply are: (i) my rights of indemnification and coverage under directors and officers liability insurance to which I was entitled immediately prior to the Termination Date under the Company’s certificate of incorporation, bylaws or other corporate governance documents or paragraphs 13 and 14 of the Letter Agreement; or (ii) my rights under any tax-qualified pension plan maintained by WAAT or claims for accrued, vested benefits under any other employee benefit plan or under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (iii) my rights as a stockholder of the Company; and (iv) my rights under the Letter Agreement.

(e) I hereby expressly and knowingly waive application of Section 1542 of the California Civil Code and all comparable, equivalent or similar provisions of state or federal law. I further certify that I have read and understand the provisions of Section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

4. Restrictive Covenants; Survival. I hereby acknowledge the existence and applicability of the restrictions set forth in paragraph 9 of the Letter Agreement, as well as the other provisions of the Letter Agreement which are intended to survive termination of employment. All such provisions shall remain in full force and effect following the Termination Date.

5. Governing Law; Enforceability. The interpretation of this General Release will be governed and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. If any provisions of this General Release will be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability will not affect the remaining provisions hereof which will remain in full force and effect.

6. Acknowledgement. I acknowledge that I have been advised by WAAT in writing to consult independent legal counsel of my choice before signing this General Release. I further acknowledge that I have had the opportunity to consult, and I have consulted with, independent legal counsel and to consider the terms of this General Release for a period of at least 21 days.

7. Effective Date. I further acknowledge that this General Release will not become effective until the eighth day following my execution of this General Release (the “Effective Date”), and that I may at any time prior to the Effective Date revoke this General Release by delivering written notice of revocation to: The WAAT Corp. at 14242 Ventura Blvd, 3rd Floor, Sherman Oaks, California 91423, to the attention of the [________] In the event that I revoke this General Release prior to the eighth day after its execution, this General Release and the promises contained in the Letter Agreement, will automatically be null and void.

8. Entire Agreement. I understand that this General Release and the Letter Agreement constitute the complete understanding between WAAT and me and that no other promises or agreements will be binding unless in writing and signed by me and WAAT after the date hereof.

9. Counterparts. This General Release may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

Dated: